Exhibit 6.4

Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between StartEngine Crowdfunding, Inc. (“Client”) a Delaware Corporation, and Dalmore Group, LLC., a New York Limited Liability Company (“Dalmore”). Client and Dalmore agree to be bound by the terms of this Agreement, effective of June 1, 2020 (the “Effective Date”):

Whereas, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A+ (the “Offering”); and

Whereas, Client recognizes the benefit of having Dalmore as a broker/dealer for investors who participate in the Offering (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Appointment, Term, and Termination

a.                   Client hereby engages and retains Dalmore to provide operations and compliance services at Client’s discretion.

b.                  The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless Dalmore provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. Client may terminate this agreement at any time upon providing thirty (30) days  written notice to Dalmore. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by either Provider or Client proves to be incorrect at any time in any material respect, (iii) in order to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) upon thirty (30) days’ written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappeable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided prior to termination.

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875

2.             Services. Dalmore will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties.

3.             Compensation. As compensation for the Services, Client shall pay to Dalmore a fee equal to 3% on the aggregate amount raised by the Client from Investors only in the states in which Dalmore acts as the broker/dealer of record. That state will be Florida. Client will be deemed to sell issuer direct in all the other states and Dalmore will not be responsible for any broker/dealer services in those states and will not be entitled to any compensation on any money raised in those states.

There will also be a one time advance payment for out of pocket expenses of $5,000. Payment is due and payable upon execution of this agreement. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Client’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. The firm will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Client.

The Client shall also engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Client will pay a one time Consulting Fee of $35,000 which will be due and payable immediately after FINRA issues a No Objection Letter.

4.             Regulatory Compliance

a.                   Client and all its third party providers shall at all times (i) comply with direct requests of Dalmore; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all Dalmore policies and procedures.

FINRA Corporate Filing Fee for this $41,000,000 best effort offering will be $6,650 and will be a pass through fee payable to Dalmore, from the Client, who will then forward it to FINRA as payment for the filing.

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875

b.                  Client and Dalmore will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT Dalmore.

c.                   Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

d.                  Client and Dalmore agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self Regulatory Organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.             Role of Dalmore. Client acknowledges and agrees that Client will rely on Client’s own judgment in using Dalmore’s Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Dalmore; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6.             Indemnification.

a.                   Indemnification by Client. Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b.                  Indemnification by Dalmore. Dalmore shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon a breach of this Agreement by Dalmore.

c.                   Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875

7.                  Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

StartEngine Crowdfunding, Inc.

8687 Melrose Ave, 7th Fl

Los Angeles, CA 90069

Howard Marks - CEO

howard@startengine.com

800-469-5785

If to Dalmore:

Dalmore Group, LLC

525 Green Place

Woodmere, NY 11598

Attn: Etan Butler

etan@dalmorefg.com

917-319-3000

8.             Confidentiality and Mutual Non-Disclosure:

a.                   Confidentiality.

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875

i.                   Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Portal, (v) security codes, and (vi) all documentation provided by Client or Investor.

ii.                  Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii.                 Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Provider to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9.             Miscellaneous.

a.                   ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b.                  This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities

c.                   This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875

d.                  Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Dalmore may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e.                   THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE STATUTORY AND COMMON LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

f.                    If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g.                  This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h.                  This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: STARTENGINE CROWDFUNDING, INC.

By	/s/ Howard Marks
Name:	Howard Marks
Its:	CEO

DALMORE GROUP, LLC:

By	/s/ Etan Butler
Name:	Etan Butler
Its:	Chairman

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875

Exhibit A

Services:
a.	Dalmore Responsibilities – Dalmore agrees to:

i.	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client in the following states: Florida;
ii.	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a recommendation to Client whether or not to accept the use of the subscription agreement for the Investors participation;
iii.	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor in states where Dalmore is acting as broker/dealer of record;
iv.	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);
v.	Provide operations, compliance and other services in order to secure funding for the offering;
vi.	Coordinate with third party providers to ensure adequate review and compliance.

The Dalmore Group LLC

525 Green Place Woodmere, NY 11598

t. 917.319.3000 • f. 516.706.1875